SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 March 18, 2008
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 11,654,569 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 11,654,569 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,654,569
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 11,654,569 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 11,654,569 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,654,569
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 504,530 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 504,530 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         504,530
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 504,530 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 504,530 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         504,530
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 12,159,099 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 12,159,099 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,159,099
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 11,654,569 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 504,530 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 235,300 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              12,159,099 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 235,300 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 12,159,099 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,394,399
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 4,200 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 231,100 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              12,159,099 (1)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                  12,159,099 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,159,099
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 600 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              12,200,799 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 12,200,799 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,201,399
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         15.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self directed.


(2) Of these shares, 12,159,099 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 41,700 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 231,100 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 231,100 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         231,100
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 41,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 41,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         41,700
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

CUSIP No. 512815101                                          Page 11 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 120
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 120
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         120
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

CUSIP No. 512815101                                          Page 12 of 32 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,156 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,156 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,156
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1) Of these shares, 256 shares are held in the Ian R. McGuire Individual Retirement Account, which is self-directed.

                                                             Page 13 of 32 pages

         This Amendment No. 5 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006, July 19, 2006, July 31, 2007 and October 2, 2007. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $520,409,684
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $22,204,996
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $226,053
WEO                            Not Applicable                        Not Applicable
WJP                            Not Applicable and Personal Funds     $26,824
PS Foundation                  Contributions from Shareholders       $13,108,343
Patterson Foundation           Contributions from Shareholders       $1,664,851
EJW                            Personal Funds                        $5,282
IRM                            Personal Funds                        $55,943

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 78,367,063 total outstanding shares of Class A common stock as reported on the Issuer's 10-K filed with the Securities and Exchange Commission on February 28, 2008.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 11,654,569 Shares, which constitutes approximately 14.9% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 11,654,569 Shares, which constitutes approximately 14.9% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 504,530 Shares, which constitutes approximately 0.6% of the outstanding Shares.

                                                             Page 14 of 32 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 504,530 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 12,159,099 Shares in the aggregate, which constitutes approximately 15.5% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 12,394,399 Shares, which constitutes approximately 15.8% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 12,159,099 Shares, which constitutes approximately 15.5% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 12,201,399 Shares, which constitutes approximately 15.6% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 231,100 Shares, which constitutes approximately 0.3% of the outstanding Shares.

                                                             Page 15 of 32 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 41,700 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 120 Shares, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,156 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 11,654,569 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 11,654,569 Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 504,530 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 504,530 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 12,159,099 Shares in the aggregate.

                                                             Page 16 of 32 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 12,159,099 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,200 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 231,100 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 12,159,099 Shares held by SPO and SFP in the aggregate.

         WJP

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 12,159,099 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 41,700 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 600 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 231,100 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 41,700 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 120 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 256 Shares held in the Ian R. McGuire Individual Retirement Account, which is a self-directed individual retirement account. In addition, IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 900 Shares.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

                                                             Page 17 of 32 pages

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Powers of Attorney (previously filed)

                                                             Page 18 of 32 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated March 20, 2008                       By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)
                                           IAN R. McGUIRE(1)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                                                                                                 Page 19 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  3/18/2008          Buy    97            33.6000          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    97,438        33.6500          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    43,652        33.6550          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    390           33.7300          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    9,646         33.7400          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    120,042       33.7500          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    487           33.7600          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    292           33.7700          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    292           33.7800          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    1,559         33.7900          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    3,410         33.8008          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    7,308         33.8053          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    585           33.8200          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    1,169         33.8300          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    487           33.8400          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    292           33.8500          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    585           33.8600          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    1,364         33.8700          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    585           33.8800          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    5,164         33.8900          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    8,574         33.9027          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    5,651         33.9130          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    7,795         33.9200          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    8,477         33.9300          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    2,533         33.9425          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    7,113         33.9500          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    585           34.3300          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    1,169         34.4000          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    1,169         34.4200          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    585           34.4425          Open Market/Broker
SPO Partners II, L.P.                                  3/18/2008          Buy    3,605         34.4500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    3             33.6000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    2,506         33.6500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    1,122         33.6550          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    10            33.7300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    248           33.7400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    3,088         33.7500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    13            33.7600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    8             33.7700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    8             33.7800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    40            33.7900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    88            33.8008          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    188           33.8053          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    15            33.8200          Open Market/Broker

                                                                                                                 Page 20 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    30            33.8300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    13            33.8400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    8             33.8500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    15            33.8600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    35            33.8700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    15            33.8800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    132           33.8900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    220           33.9027          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    145           33.9130          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    201           33.9200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    218           33.9300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    65            33.9425          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    183           33.9500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    15            34.3300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    30            34.4000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    30            34.4200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    15            34.4425          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/18/2008          Buy    93            34.4500          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.6000          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    28            33.6500          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    13            33.6550          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.7300          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    3             33.7400          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    35            33.7500          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.7600          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.7700          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.7800          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    1             33.7900          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    1             33.8008          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    2             33.8053          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.8200          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    1             33.8300          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.8400          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.8500          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.8600          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    1             33.8700          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             33.8800          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    2             33.8900          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    3             33.9027          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    2             33.9130          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    2             33.9200          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    2             33.9300          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    1             33.9425          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    2             33.9500          Open Market/Broker

                                                                                                                 Page 21 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
John H. Scully SEP IRA                                 3/18/2008          Buy    -             34.3300          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             34.4000          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             34.4200          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    -             34.4425          Open Market/Broker
John H. Scully SEP IRA                                 3/18/2008          Buy    1             34.4500          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.6000          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    28            33.6500          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    13            33.6550          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.7300          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    3             33.7400          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    35            33.7500          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.7600          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.7700          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.7800          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.7900          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    1             33.8008          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    2             33.8053          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.8200          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.8300          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.8400          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.8500          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.8600          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.8700          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             33.8800          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    2             33.8900          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    3             33.9027          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    2             33.9130          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    2             33.9200          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    3             33.9300          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    1             33.9425          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    2             33.9500          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             34.3300          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    1             34.4000          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    1             34.4200          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    -             34.4425          Open Market/Broker
William J. Patterson IRA                               3/18/2008          Buy    1             34.4500          Open Market/Broker

                                                                                                                 Page 22 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  3/19/2008          Buy    15,517        33.5200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    6,334         33.7100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    6,236         33.9500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    3,313         34.1200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    195           34.2000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    1,169         34.2200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    390           34.2400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    195           34.3000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    292           34.4300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    390           34.4400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    9,744         34.4900          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    5,458         34.5100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    390           34.5200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    5,233         34.5300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    682           34.5600          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    3,410         34.5700          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    5,973         34.5800          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    15,257        34.5900          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    2,470         34.6000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    2,227         34.6100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    1,851         34.6200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    14,811        34.6300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,872         34.6400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,092         34.6500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    2,475         34.6600          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    49,582        34.6700          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    6,041         34.6800          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    10,523        34.6900          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    11,011        34.7000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    10,104        34.7100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    18,395        34.7200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    23,970        34.7300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    12,136        34.7400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    21,778        34.7500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    8,087         34.7600          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    21,969        34.7700          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    6,394         34.7800          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    3,313         34.7900          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    82,252        34.8000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    52,061        34.8100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    19,196        34.8200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    22,544        34.8300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    16,861        34.8400          Open Market/Broker

                                                                                                                 Page 23 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  3/19/2008          Buy    30,427        34.8500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    16,690        34.8600          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,872         34.8700          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    2,436         34.8800          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    12,864        34.8900          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    1,462         34.9000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    10,252        34.9100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    974           34.9200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    7,600         34.9300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    9,984         34.9400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    59,850        34.9500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    17,633        34.9700          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    18,876        34.9800          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    11,935        34.9900          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    18,544        35.0000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,872         35.0100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    17,859        35.0300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    16,275        35.0400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    9,814         35.0500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    7,698         35.0600          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,968         35.0700          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,677         35.0800          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    11,626        35.1000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    9,744         35.1500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    3,703         35.1700          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    1,851         35.2000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    5,846         35.2500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,872         35.3000          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,585         35.3200          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    974           35.3300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    585           35.3400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    5,820         35.3500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    97            35.4100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    7,503         35.4500          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    3,995         35.4600          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    5,478         35.5100          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    3,021         35.5300          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    2,631         35.5400          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,872         35.5600          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,872         35.5800          Open Market/Broker
SPO Partners II, L.P.                                  3/19/2008          Buy    4,870         35.6000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    399           33.5200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    163           33.7100          Open Market/Broker

                                                                                                                 Page 24 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    160           33.9500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    85            34.1200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    5             34.2000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    30            34.2200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    10            34.2400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    5             34.3000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    8             34.4300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    10            34.4400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    251           34.4900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    140           34.5100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    10            34.5200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    134           34.5300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    18            34.5600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    88            34.5700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    154           34.5800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    392           34.5900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    63            34.6000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    57            34.6100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    48            34.6200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    381           34.6300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    125           34.6400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    105           34.6500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    63            34.6600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    1,275         34.6700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    155           34.6800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    271           34.6900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    283           34.7000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    260           34.7100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    473           34.7200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    616           34.7300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    312           34.7400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    560           34.7500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    208           34.7600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    565           34.7700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    164           34.7800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    85            34.7900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    2,115         34.8000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    1,339         34.8100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    494           34.8200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    580           34.8300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    434           34.8400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    782           34.8500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    429           34.8600          Open Market/Broker

                                                                                                                 Page 25 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    125           34.8700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    63            34.8800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    331           34.8900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    38            34.9000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    264           34.9100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    25            34.9200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    195           34.9300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    257           34.9400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    1,539         34.9500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    453           34.9700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    485           34.9800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    307           34.9900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    477           35.0000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    125           35.0100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    459           35.0300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    418           35.0400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    252           35.0500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    198           35.0600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    128           35.0700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    120           35.0800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    299           35.1000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    251           35.1500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    95            35.1700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    48            35.2000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    150           35.2500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    125           35.3000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    118           35.3200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    25            35.3300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    15            35.3400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    150           35.3500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    3             35.4100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    193           35.4500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    103           35.4600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    141           35.5100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    78            35.5300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    68            35.5400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    125           35.5600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    125           35.5800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   3/19/2008          Buy    125           35.6000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    5             33.5200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             33.7100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             33.9500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.1200          Open Market/Broker

                                                                                                                 Page 26 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.2000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.2200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.2400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.3000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.4300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.4400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             34.4900          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             34.5100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.5200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             34.5300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.5600          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.5700          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             34.5800          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    5             34.5900          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.6000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.6100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.6200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    5             34.6300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             34.6400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.6500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.6600          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    17            34.6700          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             34.6800          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    4             34.6900          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    4             34.7000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             34.7100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             34.7200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    8             34.7300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    4             34.7400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    7             34.7500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             34.7600          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    7             34.7700          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             34.7800          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.7900          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    28            34.8000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    18            34.8100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             34.8200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    8             34.8300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             34.8400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    10            34.8500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             34.8600          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             34.8700          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             34.8800          Open Market/Broker

                                                                                                                 Page 27 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
John H. Scully SEP IRA                                 3/19/2008          Buy    4             34.8900          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.9000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             34.9100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             34.9200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             34.9300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             34.9400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    20            34.9500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             34.9700          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             34.9800          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    4             34.9900          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             35.0000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.0100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             35.0300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    6             35.0400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             35.0500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             35.0600          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.0700          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.0800          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    4             35.1000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             35.1500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             35.1700          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             35.2000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.2500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.3000          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.3200          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             35.3300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             35.3400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.3500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    -             35.4100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    3             35.4500          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             35.4600          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.5100          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             35.5300          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    1             35.5400          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.5600          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.5800          Open Market/Broker
John H. Scully SEP IRA                                 3/19/2008          Buy    2             35.6000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             33.5200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             33.7100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             33.9500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.1200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.2000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.2200          Open Market/Broker

                                                                                                                 Page 28 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
William J. Patterson IRA                               3/19/2008          Buy    -             34.2400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.3000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.4300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.4400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.4900          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.5100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.5200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.5300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.5600          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.5700          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.5800          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             34.5900          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.6000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.6100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.6200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    3             34.6300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.6400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.6500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.6600          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    11            34.6700          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.6800          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.6900          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.7000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.7100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             34.7200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    6             34.7300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    3             34.7400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    5             34.7500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.7600          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    5             34.7700          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.7800          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.7900          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    18            34.8000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    11            34.8100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             34.8200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             34.8300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    3             34.8400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    8             34.8500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             34.8600          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.8700          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.8800          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    3             34.8900          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             34.9000          Open Market/Broker

                                                                                                                 Page 29 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
William J. Patterson IRA                               3/19/2008          Buy    2             34.9100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             34.9200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.9300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             34.9400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    14            34.9500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             34.9700          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    5             34.9800          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    3             34.9900          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             35.0000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.0100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             35.0300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    4             35.0400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    3             35.0500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.0600          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.0700          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.0800          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    3             35.1000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             35.1500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.1700          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             35.2000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    2             35.2500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.3000          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             35.3200          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.3300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             35.3400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.3500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             35.4100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.4500          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.4600          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.5100          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             35.5300          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    -             35.5400          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.5600          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.5800          Open Market/Broker
William J. Patterson IRA                               3/19/2008          Buy    1             35.6000          Open Market/Broker

                                                                                                                 Page 30 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                   Date of           Type    Number of         Price Per        Where/How
                                                   Transaction               Shares            Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                              3/20/2008          Buy    4,969             34.4300          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    2,400             34.4500          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    2,300             34.4600          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,400             34.4700          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,700             34.4800          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    7,570             34.4900          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    57,042            34.5000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    6,506             34.5300          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,300             34.5500          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    395               34.5700          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    10,205            34.5800          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,900             34.5900          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    100               34.6000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    600               34.6100          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,100             34.6200          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    6,800             34.6300          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    6,900             34.6400          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    8,290             34.6500          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,200             34.6600          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    600               34.6700          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    7,910             34.6800          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    7,548             34.6900          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    9,252             34.7000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,400             34.7100          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    6,600             34.7200          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    2,800             34.7300          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    8,322             34.7400          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    15,878            34.7500          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    5,700             34.7600          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    6,000             34.7700          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    6,200             34.7800          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    3,400             34.7900          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    10,000            34.8000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    813               34.8200          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    15,400            34.8900          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    500               34.9000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    1,000             35.0000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    900               35.0400          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    5,229             35.0500          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    3,000             35.0600          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    5,200             35.0700          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    9,915             35.0800          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    6,390             35.0900          Open Market/Broker

                                                                                                                 Page 31 of 32 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                   Date of           Type    Number of         Price Per        Where/How
                                                   Transaction               Shares            Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                              3/20/2008          Buy    23,219            35.1000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    4,297             35.2500          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    200               35.3000          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    300               35.3100          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    3,650             35.3200          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    300               35.3300          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    700               35.3400          Open Market/Broker
SPO Partners II, L.P.                              3/20/2008          Buy    400               35.3500          Open Market/Broker

                                                             Page 32 of 32 pages


                                  EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Powers of Attorney (previously filed)